EXHIBIT 99.1

Worthington Reports Fourth Quarter Fiscal 2020 Results

COLUMBUS, Ohio, June 25, 2020 (GLOBE NEWSWIRE) -- Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $611.6 million and net earnings of $16.2 million, or $0.29 per diluted share, for its fiscal 2020 fourth quarter ended May 31, 2020.  Net earnings in the quarter were adversely impacted due to COVID-19 related shutdowns, as discussed further below, and included net pre-tax restructuring and impairment charges of $15.7 million, which reduced earnings per diluted share by $0.20.  In the fourth quarter of fiscal 2019, the Company reported net sales of $938.8 million and net earnings of $37.7 million, or $0.66 per diluted share.  Net earnings in the fourth quarter of fiscal 2019 were negatively impacted by pre-tax impairment and restructuring charges of $8.5 million, including $4.0 million recorded in equity income, reducing earnings per diluted share by $0.11.  Estimated current quarter inventory holding gains in Steel Processing were approximately $0.01 per diluted share compared to estimated inventory holding losses of $0.11 per diluted share in the prior year quarter.

COVID-19 Update

In response to COVID-19, the Company formed an internal task force to closely monitor developments related to the outbreak and to establish and implement best practices in all Worthington facilities.  In order to protect the safety, health and well-being of employees, customers and suppliers, the Company has followed guidelines established by applicable authorities.  The Company has also restricted visitors, upgraded cleaning protocols, implemented remote work wherever possible, and instituted physical distancing measures.  The Company remains committed to its focus on employee safety while continuing to serve customer needs.

Demand was impacted by COVID-19 related shutdowns, and the Company took steps to size its workforce to better match the demand environment, implementing a combination of furloughs, designed to allow the Company to ramp up production when market conditions improve, and permanent workforce reductions.  As of June 25, over half of the furloughed employees have returned to work.  Worthington has taken additional cost-cutting measures which include reducing discretionary spending including travel, implementing a freeze on hiring, and deferring non-essential and non-growth-oriented capital investments.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share amounts)

	4Q 2020	4Q 2019	12M 2020	12M 2019
Net sales	$611.6	$938.8	$3,059.1	$3,759.6
Operating income	6.3	32.0	22.5	144.8
Equity income	17.3	25.1	114.8	97.0
Net earnings	16.2	37.7	78.8	153.5
Earnings per diluted share	$0.29	$0.66	$1.41	$2.61

“This quarter we faced unprecedented challenges, as we and the entire economy were confronted by the Coronavirus and the related shutdowns and restrictions that were implemented,” said John McConnell, Chairman and CEO.  “We have been focused on providing a safe working environment for our employees as they continue to serve our customers.  While our people and our results were impacted significantly by the shutdowns, I am proud of our team and how they have navigated through this period.”

Consolidated Quarterly Results

Net sales for the fourth quarter of fiscal 2020 were $611.6 million, down 35% from the comparable quarter in the prior year, when net sales were $938.8 million. The decrease was driven by lower direct volume and lower average direct selling prices in Steel Processing combined with an unfavorable shift in product mix in the industrial products business in Pressure Cylinders.

Gross margin decreased $36.1 million from the prior year quarter to $89.9 million.  The decrease was driven by the reduced volume in Steel Processing, which was partially offset by the favorable impact of a slight inventory holding gain in the current quarter, compared to significant inventory holding losses in the prior year quarter, combined with the unfavorable shift in product mix in the industrial products business in Pressure Cylinders.

Operating income for the current quarter was $6.3 million, a decrease of $25.7 million from the prior year quarter.  The impact of lower gross margin was partially offset by lower SG&A expense, which was down $20.0 million, due primarily to lower profit sharing and bonus and lower overall corporate costs. Operating income was also adversely impacted by current quarter impairment and restructuring charges of $15.7 million, which were $9.6 million higher than the prior year quarter.

Interest expense was $7.5 million for the current quarter, compared to $9.5 million in the prior year quarter.  The decrease was due primarily to lower average debt levels and lower average interest rates resulting from the debt refinancing transactions completed earlier in the fiscal year.

Equity income from unconsolidated joint ventures decreased $7.9 million from the prior year quarter to $17.3 on lower contributions from all joint ventures.  The Company received cash distributions of $44.6 million from unconsolidated joint ventures during the quarter for a total of $123.0 million for fiscal 2020.

Income tax expense was $5.8 million in the current quarter compared to $9.2 million in the prior year quarter.  Tax expense in the current quarter reflects an annual effective rate of 25.1% compared to 22.0% for the prior year quarter.

Balance Sheet

At quarter-end, total debt was $699.7 million, up $0.9 million over February 29, 2019, and the Company had $147.2 million of cash on hand.

Quarterly Segment Results

Steel Processing’s net sales totaled $328.2 million, down 44%, or $256.2 million, from the comparable prior year quarter on lower direct volume and to a lesser extent lower average selling prices.  The operating loss of $1.8 million in the current quarter was $16.7 million unfavorable to the $14.9 million operating income reported in the prior year quarter on lower direct volume, partially offset by the favorable impact of a slight inventory holding gain in the current quarter compared to a significant inventory holding loss in the prior year quarter.  The mix of direct versus toll tons processed was 45% to 55% in the current quarter, compared to 55% to 45% in the prior year quarter.  The change in mix was driven primarily by the consolidation of the toll processing joint venture, Worthington Samuel Coil Processing, earlier in the fiscal year.

Pressure Cylinders’ net sales totaled $282.9 million, down 12%, or $39.4 million, from the comparable prior year quarter.  The decline was due to lower volumes in the oil and gas equipment business and a shift in product mix in the industrial products business, partially offset by higher volume in the consumer products business.  Operating income of $13.5 million was $7.9 million less than the prior year quarter, $5.5 million of which was driven by higher combined impairment and restructuring charges.  The remaining decline was due to weakness in the industrial products business, primarily in Europe, partially offset by lower SG&A expense and a slight improvement in the consumer products business.

Recent Developments

  During May 2020, the Company finalized plans to exit the two remaining facilities that were part of the former Engineered Cabs segment in Stow, Ohio and Greensburg, Ind.  In connection with these actions, the Company recorded impairment and restructuring charges totaling $4.0 million within the Other segment during the quarter.

  On June 3, 2020, Nikola Corporation (“NKLA”) became a public company through a reverse merger into a subsidiary of VectoIQ Acquisition Corporation, a NASDAQ listed publicly traded company.  As previously disclosed, the Company owns 19,048,020 shares of NKLA.

  On June 24, 2020, Worthington’s Board of Directors declared a quarterly dividend of $0.25 per share payable on September 29, 2020 to shareholders of record on September 15, 2020, an increase of $0.01 per share.

  On June 24, 2020, the Company announced that Andy Rose would become President and CEO effective Sept. 1, and that John McConnell will serve as Executive Chairman.

Outlook

“Yesterday, we announced our leadership succession plan, naming Andy Rose President and CEO effective Sept. 1.   At that time, I will assume the role of Executive Chairman” McConnell said.  “One of my recent priorities was to have a strong set of leaders in place to drive the company forward.  As we enter our 65th year in business, I am confident we have the right team, and we are well positioned to emerge from the current crisis as a stronger Company.”

Conference Call

Worthington will review fiscal 2020 fourth quarter results during its quarterly conference call on June 25, 2020, at 10:30 a.m., Eastern Time.  Details regarding the conference call can be found on the Company website at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries (NYSE:WOR) is a leading industrial manufacturing company delivering innovative solutions to customers that span many industries including transportation, construction, industrial, agriculture, retail and energy. Worthington is North America’s premier value-added steel processor and producer of laser welded products; and a leading global supplier of pressure cylinders and accessories for applications such as fuel storage, water systems, outdoor living, tools and celebrations. The Company’s brands, primarily sold in retail stores, include Coleman®, Bernzomatic®, Balloon Time®, Mag Torch® and Well-X-Trol®. Worthington’s WAVE joint venture with Armstrong is the North American leader in innovative ceiling solutions.

Headquartered in Columbus, Ohio, Worthington operates 56 facilities in 15 states and six countries, sells into over 90 countries and employs approximately 7,500 people. Founded in 1955, the Company follows a people-first philosophy with earning money for its shareholders as its first corporate goal. Relentlessly finding new ways to drive progress and practicing a shared commitment to transformation, Worthington makes better solutions possible for customers, employees, shareholders and communities.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to the impacts from the Novel Coronavirus (COVID-19) and the actions taken by governmental authorities and others related thereto, including our ability to continue operating facilities in connection therewith, to cut variable costs, or to eventually recall furloughed workers; future or expected cash positions, liquidity and ability to access financial markets and capital; outlook, strategy or business plans; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, margins, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; the ability to improve or maintain margins; expected demand or demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits from Transformation and innovation efforts; the ability to improve performance and competitive position at the Company’s operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings; and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the risks, uncertainties and impacts related to COVID-19 and other actual or potential public health emergencies and actions taken by governmental authorities or  others in connection therewith, their potential impacts related to the ability and costs to continue to operate facilities and their potential to exacerbate other risks, the effect of national, regional and global economic conditions generally and within major product markets, including significant economic disruptions from COVID-19 and the actions taken therewith; the effect of conditions in national and worldwide financial markets and with respect to the ability of financial institutions to provide capital; the impact of tariffs, the adoption of trade restrictions affecting the Company’s products or suppliers, a United States withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, the closing of border crossings, and other changes in trade regulations or relationships; lower oil prices as a factor in demand for products; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction, oil and gas, and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from Transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industries in which the Company participates as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, interruption in utility services, civil unrest, international conflicts, terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exchange rate exposure and the acceptance of the Company’s products in global markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; the level of imports and import prices in the Company’s markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States governmental agencies as contemplated by the Coronavirus Aid, Relief and Economic Security (CARES) act and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of healthcare laws in the United States and potential changes for such laws especially in light of  the COVID-19 pandemic, which may increase the Company’s healthcare and other costs and negatively impact the Company’s operations and financial results; cyber security risks; the effects of privacy and information security laws and standards; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission.

Contacts:
SONYA L. HIGGINBOTHAM
VP, CORPORATE COMMUNICATIONS AND BRAND MANAGEMENT
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

MARCUS A. ROGIER
TREASURER AND INVESTOR RELATIONS OFFICER
614.840.4663 | marcus.rogier@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	May 31, 2020	May 31, 2019	May 31, 2020	May 31, 2019
Net sales	$611,627	$938,842	$3,059,119	$3,759,556
Cost of goods sold	521,737	812,839	2,615,782	3,279,601
Gross margin	89,890	126,003	443,337	479,955
Selling, general and administrative expense	67,816	87,863	328,110	338,392
Impairment of goodwill and long-lived assets	7,462	5,436	82,690	7,817
Restructuring and other expense (income), net	8,267	692	10,048	(11,018)
Operating income	6,345	32,012	22,489	144,764
Other income (expense):
Miscellaneous income, net	783	494	9,099	2,716
Interest expense	(7,459)	(9,522)	(31,616)	(38,063)
Loss on extinguishment of debt	-	-	(4,034)	-
Equity in net income of unconsolidated affiliates	17,256	25,142	114,848	97,039
Earnings before income taxes	16,925	48,126	110,786	206,456
Income tax expense	5,836	9,151	26,342	43,183
Net earnings	11,089	38,975	84,444	163,273
Net earnings (loss) attributable to noncontrolling interests	(5,086)	1,237	5,648	9,818
Net earnings attributable to controlling interest	$16,175	$37,738	$78,796	$153,455

Basic
Average common shares outstanding	54,604	55,850	54,958	57,196
Earnings per share attributable to controlling interest	$0.30	$0.68	$1.43	$2.68

Diluted
Average common shares outstanding	55,206	57,325	55,983	58,823
Earnings per share attributable to controlling interest	$0.29	$0.66	$1.41	$2.61

Common shares outstanding at end of period	54,616	55,468	54,616	55,468

Cash dividends declared per share	$0.24	$0.23	$0.96	$0.92

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 31,	May 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$147,198	$92,363
Receivables, less allowances of $1,521 and $1,150 at May 31, 2020
and May 31, 2019, respectively	341,038	501,944
Inventories:
Raw materials	234,629	268,607
Work in process	76,497	113,848
Finished products	93,975	101,825
Total inventories	405,101	484,280
Income taxes receivable	8,376	10,894
Assets held for sale	12,928	6,924
Prepaid expenses and other current assets	68,538	69,508
Total current assets	983,179	1,165,913
Investments in unconsolidated affiliates	203,329	214,930
Operating lease assets	31,557	-
Goodwill	321,434	334,607
Other intangible assets, net of accumulated amortization of $92,774 and
$87,759 at May 31, 2020 and May 31, 2019, respectively	184,416	196,059
Other assets	34,956	20,623
Property, plant and equipment:
Land	24,197	23,996
Buildings and improvements	302,796	310,112
Machinery and equipment	1,055,139	1,049,068
Construction in progress	52,231	49,423
Total property, plant and equipment	1,434,363	1,432,599
Less: accumulated depreciation	861,719	853,935
Total property, plant and equipment, net	572,644	578,664
Total assets	$2,331,515	$2,510,796

Liabilities and equity
Current liabilities:
Accounts payable	$247,017	$393,517
Accrued compensation, contributions to employee benefit plans and
related taxes	64,650	78,155
Dividends payable	14,648	14,431
Other accrued items	49,974	59,810
Current operating lease liabilities	10,851	-
Income taxes payable	949	1,164
Current maturities of long-term debt	149	150,943
Total current liabilities	388,238	698,020
Other liabilities	75,786	69,976
Distributions in excess of investment in unconsolidated affiliate	103,837	121,948
Long-term debt	699,516	598,356
Noncurrent operating lease liabilities	25,763	-
Deferred income taxes, net	71,942	74,102
Total liabilities	1,365,082	1,562,402
Shareholders' equity - controlling interest	820,821	831,246
Noncontrolling interests	145,612	117,148
Total equity	966,433	948,394
Total liabilities and equity	$2,331,515	$2,510,796

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Twelve Months Ended
	May 31, 2020	May 31, 2019	May 31, 2020	May 31, 2019
Operating activities:
Net earnings	$11,089	$38,975	$84,444	$163,273
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	23,125	23,959	92,678	95,602
Impairment of goodwill and long-lived assets	7,462	5,436	82,690	7,817
Provision for (benefit from) deferred income taxes	352	(4,058)	(1,309)	17,435
Bad debt (income) expense	(4)	205	580	659
Equity in net income of unconsolidated affiliates, net of distributions	27,377	4,049	8,106	7,347
Net (gain) loss on sale of assets	180	3,144	(5,057)	(7,059)
Stock-based compensation	1,883	3,978	11,883	11,733
Loss on extinguishment of debt	-	-	4,034	-
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	131,708	17,553	147,225	73,346
Inventories	(28,781)	4,876	62,126	(33,649)
Accounts payable	(114,337)	(42,137)	(142,684)	(93,294)
Accrued compensation and employee benefits	10,862	19,610	(11,878)	(19,158)
Other operating items, net	9,960	(4,918)	3,888	(26,193)
Net cash provided by operating activities	80,876	70,672	336,726	197,859

Investing activities:
Investment in property, plant and equipment	(23,729)	(23,945)	(95,503)	(84,499)
Acquisitions	(965)	(10,402)	(30,748)	(10,402)
Distributions from unconsolidated affiliate	-	-	-	56,693
Proceeds from sale of assets	718	1,393	10,036	49,683
Net cash provided (used) by investing activities	(23,976)	(32,954)	(116,215)	11,475

Financing activities:
Proceeds from long-term debt, net of issuance costs	-	-	101,464	-
Principal payments on long-term obligations and debt redemption costs	(102)	(290)	(154,913)	(1,394)
Proceeds from issuance of common shares, net of tax withholdings	82	(1,726)	(6,513)	(6,371)
Payments to noncontrolling interests	-	(4,399)	(1,453)	(10,726)
Repurchase of common shares	-	(39,093)	(50,972)	(168,113)
Dividends paid	(13,112)	(12,963)	(53,289)	(52,334)
Net cash used by financing activities	(13,132)	(58,471)	(165,676)	(238,938)

Increase (decrease) in cash and cash equivalents	43,768	(20,753)	54,835	(29,604)
Cash and cash equivalents at beginning of period	103,430	113,116	92,363	121,967
Cash and cash equivalents at end of period	$147,198	$92,363	$147,198	$92,363

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended		Twelve Months Ended
	May 31, 2020	May 31, 2019	May 31, 2020	May 31, 2019
Volume:
Steel Processing (tons)	795,161	940,844	3,830,675	3,714,850
Pressure Cylinders (units)	23,346,466	20,549,832	82,519,829	83,787,293

Net sales:
Steel Processing	$328,222	$584,417	$1,859,670	$2,435,818
Pressure Cylinders	282,898	322,308	1,148,424	1,207,798
Other	507	32,117	51,025	115,940
Total net sales	$611,627	$938,842	$3,059,119	$3,759,556

Material cost:
Steel Processing	$230,076	$443,111	$1,339,898	$1,834,920
Pressure Cylinders	123,639	143,011	496,906	550,383

Selling, general and administrative expense:
Steel Processing	$27,664	$33,409	$136,664	$137,056
Pressure Cylinders	40,090	49,129	180,721	183,210
Other	62	5,325	10,725	18,126
Total selling, general and administrative expense	$67,816	$87,863	$328,110	$338,392

Operating income (loss):
Steel Processing	$(1,797)	$14,919	$40,564	$89,761
Pressure Cylinders	13,498	21,428	38,903	69,872
Other	(5,356)	(4,335)	(56,978)	(14,869)
Total operating income	$6,345	$32,012	$22,489	$144,764

Equity income (loss) by unconsolidated affiliate:
WAVE	$15,334	$23,088	$101,063	$82,283
ClarkDietrich	3,309	3,884	17,225	8,640
Serviacero Worthington	(1,029)	1,357	1,325	8,140
ArtiFlex	(297)	904	2,731	2,026
Other	(61)	(4,091)	(7,496)	(4,050)
Total equity income	$17,256	$25,142	$114,848	$97,039

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

The following provides detail of Pressure Cylinders volume and net sales by principal class of products.

	Three Months Ended		Twelve Months Ended
	May 31, 2020	May 31, 2019	May 31, 2020	May 31, 2019
Volume (units):
Consumer products	18,926,216	16,362,485	68,596,103	68,791,001
Industrial products	4,419,990	4,186,952	13,921,973	14,994,640
Oil & gas equipment	260	395	1,753	1,652
Total Pressure Cylinders	23,346,466	20,549,832	82,519,829	83,787,293

Net sales:
Consumer products	$125,188	$118,424	$485,990	$470,447
Industrial products	138,549	174,170	550,543	627,053
Oil & gas equipment	19,161	29,714	111,891	110,298
Total Pressure Cylinders	$282,898	$322,308	$1,148,424	$1,207,798

The following provides detail of impairment of goodwill and long-lived assets and restructuring and other expense (income), net included in operating income by segment.

	Three Months Ended		Twelve Months Ended
	May 31, 2020	May 31, 2019	May 31, 2020	May 31, 2019
Impairment of goodwill and long-lived assets:
Steel Processing	$565	$3,269	$1,839	$3,269
Pressure Cylinders	3,800	2,167	37,153	4,548
Other	3,097	-	43,698	-
Total impairment of goodwill and long-lived assets	$7,462	$5,436	$82,690	$7,817

Restructuring and other expense (income), net:
Steel Processing	$2,799	$-	$3,501	$(9)
Pressure Cylinders	4,535	692	5,282	(11,009)
Other	933	-	1,265	-
Total restructuring and other expense (income), net	$8,267	$692	$10,048	$(11,018)